Exhibit 10.1

May 11, 2015

By Hand

Ms. Joan Durkin

Dear Joan:

In recognition of your prior and continued service as SVP, Chief Accounting Officer and your current additional responsibilities as Interim Chief Financial Officer for J. Crew Group, Inc. and its operating subsidiaries (collectively, the “Company”), we would like to make you eligible for a special discretionary long term incentive bonus pursuant to the terms and conditions set forth in this letter agreement (the “Agreement”).  All capitalized terms used and not defined herein shall have the meaning given to such terms in the Non-Disclosure, Non-Solicitation, Non-Competition and Dispute Resolution Agreement between you and the Company dated January 22, 2013 (the “Non-Compete Agreement”).

1.Long Term Incentive Bonus.

Provided you remain continuously and actively employed and in good standing with the Company through each applicable payment date, you will be entitled to receive the sum of $100,000.00, less any applicable and required withholdings, on or about May 5, 2015, (the “First Cash Incentive”) and the sum of $100,000.00, less any applicable and required withholdings, payable on or about May 5, 2016 (“the Second Cash Incentive”).

Notwithstanding the foregoing, if you are terminated for Cause (as defined in the Non-Compete Agreement) or resign from your employment for any reason (other than by reason of death or disability, as determined by the Company):

a)	on or before May 5, 2016, you agree to immediately repay the Company the full gross amount of the First Cash Incentive; or,
b)	on or before May 5, 2017, you agree to immediately repay the Company the full gross amount of the Second Cash Incentive.

If your employment with the Company terminates for any reason prior to any or all of the payment dates above, you will no longer be entitled to receive any of the cash incentive that would have otherwise become payable on any date subsequent to your termination.

In the event that you fail to reimburse the Company fully for the applicable amount described in the preceding sections, in addition to any other legal or equitable remedies available to the Company, the Company shall be entitled to offset, in accordance with (and to the extent permitted by) Section 409A of the Internal Revenue Code of 1986, as amended, the amounts owed by you to the Company pursuant to this Agreement against any amounts otherwise payable by the Company to you.

2.   Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company with respect to the First and Second Cash Incentives.  This agreement is limited to the terms herein and shall not be construed to create any relationship between you and the Company other than at-will employment for all purposes.

(b)All terms, conditions and restrictions of Sections 6, 7, 9 and 10 of the Non-Compete Agreement are incorporated herein and made part hereof as if stated herein.

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ Lynda Markoe

Lynda Markoe

EVP – Human Resources

Agreed to and Accepted:

/s/ Joan Durkin
Name: Joan Durkin

Date: May 11, 2015

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